Exhibit 10.5

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the September 7th 2011, by and between BNP Paribas Quantitative Strategies, LLC (“Client”), as sponsor of the funds listed in Appendix I, as amended or supplemented from time to time (each, individually, a “Fund” and collectively, the “Funds”) listed on Appendix I hereto (as such Appendix be amended from time to time), severally and not jointly, and THE BANK OF NEW YORK MELLON, a New York banking company having its principal office and place of business at One Wall Street, New York, New York 10286 (the “Bank”).

WHEREAS, each Fund is an exchange traded fund; and

WHEREAS, each Fund will issue for purchase and redeem units of beneficial interest of each Fund (the “Shares”) only in aggregations of shares known as “Creation Units” (each a “Creation Unit”);

WHEREAS, The Depository Trust Company, a limited purpose Trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, each Fund desires to appoint the Bank as transfer agent, distribution disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its respective transfer agent for the authorized and issued Shares and as each Fund’s distribution disbursing agent.

1.2 The Bank agrees that it will perform the following services:

(a) In accordance with the terms and conditions of the form of Participant Agreement of each Fund, a copy of which is attached hereto as Exhibit A, the Bank shall:

(i) Perform and facilitate the performance of purchases and redemption of Creation Units for each Fund;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for distributions on or with respect to the Shares declared by the applicable Fund;

(iii) Maintain separate and distinct records for each Fund with respect to the name and address of the Shareholders and the number of Shares issued by each Fund and held by Shareholders;

(iv) With respect to each Fund, record, separately and distinctly, the issuance of Shares of each Fund and maintain separate and distinct records of the total number of Shares of each Fund which have been issued since inception and the number of Shares which are outstanding based upon data provided to it by each Fund. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(v) Prepare and transmit to each Fund and each Fund’s administrator and to any applicable securities exchange (as specified to the Bank by the Fund or its administrator) information with respect to purchases and redemptions of Shares of each respective Fund;

(vi) On days that a Fund may accept orders for purchases or redemptions, calculate and transmit to the Bank and such Fund’s administrator the number of outstanding Shares;

(vii) On days that a Fund may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Fund and DTC the amount of Shares purchased redeemed on such day by such Fund;

(viii) Confirm to DTC the number of Shares issued to Shareholders of each respective Fund, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x) Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

(xi) Maintain separate and distinct books and records of each Fund as specified by each Fund in Schedule A attached hereto;

(xii) With respect to each Fund, prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xiii) Receive from the Managing Owner purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Fund by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Fund and hold such Shares in the account of the Shareholder for each of the respective Funds;

(xiv) Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York Mellon as custodian for the Fund, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

(xv) Confirm the name, U.S taxpayer identification number and principle place of business of each Authorized Participant.

(b) In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and distribution disbursing agent including, but not limited to, maintaining the account of the Shareholder with respect to each Fund, obtaining at the request of the Fund from the Shareholder a list of DTC participants holding interests in each Fund’s Global Certificate, and those services set forth on Schedule A attached hereto.

(c) The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i) Annual reports of each Fund;

(ii) Fund proxies, proxy statements and other proxy soliciting materials;

(iii) Fund prospectus and amendments and supplements thereto, including stickers; and

(iv) Other communications as a Fund may from time to time identify as required by law or as a Fund may reasonably request; and

(v) The Bank shall provide additional services, if any, as may be agreed upon in writing by the Fund and the Bank.

(d) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations (the “Rules”), all such books and records shall be the property of each respective Fund, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

2. Fees and Expenses

2.1 The Bank shall receive from the Funds such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2 In addition to the fee paid under Section 2.1 above, each Fund agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the written fee schedule attached hereto or relating to distributions and reports (whereas all expenses related to creations and redemptions of each respective Fund’s securities shall be borne by the relevant authorized participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of a Fund, will be reimbursed by the applicable Fund.

2.3 The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of distributions, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

3. Representations and Warranties of the Bank

The Bank represents and warrants to each Fund that:

It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. Representations and Warranties of the Fund

Each Fund, severally and not jointly, represents and warrants to the Bank that:

It is a statutory Fund duly organized and existing and in good standing under the laws of Delaware.

It is empowered under applicable laws and by its Declaration of Fund and Fund Agreement to enter into and perform this Agreement.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds has become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5. Indemnification

5.1 The Bank shall not be responsible for, and the applicable Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by a Fund, payments, expenses and liability (“Losses”) which may sustain or incur or which may be asserted against the Bank in connection with or relating to this Agreement or the Bank’s actions or omissions with respect to this Agreement, except for any Losses for which the Bank has accepted liability pursuant to Article 6 of this Agreement.

5.2 This indemnification provision shall apply to actions taken pursuant to this Agreement or the Participant Agreement.

6. Standard of Care and Limitation of Liability

The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Fund for direct money damages caused by its own negligence or willful misconduct or that of its employees or agents, or its breach of any of its representations. In no event shall the Bank be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed negligence or willful misconduct:

(a) The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

(b) The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Fund or instructions or requests on behalf of the Fund.

(c) The offer or sale of Shares by or for the Fund in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

7. Concerning the Bank

7.1

(a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Fund (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact.

(b) The Bank may with the prior written consent of the Fund (which consent shall not be unreasonably withheld), enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

7.2 The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. Each Fund agrees to forward to the Bank written instructions confirming oral instructions by the close of business on the same day that such oral instructions are given to the Bank. Each Fund agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If a Fund elects to transmit written instructions through an on-line communication system offered by the Bank, such Fund’s use thereof shall be subject, once executed, to the terms and conditions attached hereto as Appendix II.

7.3 The Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of utilities, transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

7.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participation Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participation Agreement.

7.5 At any time the Bank may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Fund may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted.

7.6 The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Fund by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

7.7 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of each Fund to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of each Fund to request such purchase;

(c) The legality of the declaration of any distribution by a Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares of any Fund.

8. Providing of Documents by each Fund and Transfers of Shares

8.1 Each Fund shall promptly furnish to the Bank with a copy of its Declaration of Fund and all amendments thereto.

8.2 With respect to each Fund, in the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3 The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares of any Fund owned by the Shareholder.

8.4 Each Fund shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:

(a) A certified copy of the amendment to the Fund’s Declaration of Fund with respect to such increase, decrease or change; and

(b) An opinion of counsel for the Fund, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), and (ii) the due and proper listing of the Shares on all applicable securities exchanges.

8.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, a Fund shall deliver to the Bank:

(a) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Fund that no other order or consent is required; and

(b) An opinion of counsel for the Fund, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), and (ii) the due and proper listing of the Shares on all applicable securities exchanges.

8.6 The Bank agrees that all records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the applicable Fund, and will be preserved, maintained and made available upon reasonable request, and will be surrendered promptly to the applicable Fund on and in accordance with its request. The Bank further agrees that all records prepared or maintained by the Bank for each Fund relating to the services to be performed by the Bank hereunder will be maintained in separate and distinct files created for each Fund.

8.7 The Bank and the Fund agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule.

8.8 In case of any requests or demands for the inspection of the Shareholder records of a Fund, the Bank will promptly employ reasonable commercial efforts to notify the applicable Fund and secure instructions from an authorized officer of such Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9. Termination of Agreement

9.1 The term of this Agreement shall be one year commencing upon the date hereof (the “Initial Term”) and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the ease of the Fund, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within ninety (90) days of receipt of such notice.

(b) The Fund may terminate this Agreement at any time upon ninety (90) days’ prior written notice.

(c) Termination of this Agreement by a Fund shall not affect this Agreement with respect to any other Fund.

9.2 Should a Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by such Fund.

9.3 The terms of Article 2 (with respect to fees and expenses incurred prior to termination), and of Article 5 shall survive any termination of this Agreement.

10. [Reserved]

11. Assignment

11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12. Severability and Beneficiaries

12.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of the Fund to pay is conditioned upon provision of services.

12.2 This Agreement is solely for the benefit of the Bank and each Fund, and none of any Participant (as defined in the Participation Agreement), any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

13. Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14. New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each Fund and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each Fund and the Bank each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

15. Merger of Agreement

Except as expressly provided to the contrary from time-to-time in the written fee schedule approved by the parties and attached hereto, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. Limitations of Liability of the Fundee and Shareholders

16.1 Notwithstanding anything to the contrary provided herein, the Bank agrees that the liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund and that they have executed one instrument for convenience only.

16.2 It is expressly acknowledged and agreed that the obligations of each Fund hereunder shall not be binding upon any shareholder, Fundee, officer, employee or agent of such Fund, personally. This Agreement has been duly authorized, executed and delivered by each Fund and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

17. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BNP PARIBAS QUANTITATIVE STRATEGIES, LLC,
Sponsor of each Fund listed on Appendix I

By:	/s/ M. Andrews Yeo
	Name:	M. Andrews Yeo
	Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Andrew Pfeifer
	Name:	Andrew Pfeifer
	Title:	Vice President

APPENDIX I

BNP PARIBAS S&P DYNAMIC ROLL GLOBAL COMMODITIES FUND

BNP PARIBAS ENHANCED VOLATILITY FUND

APPENDIX II

ELECTRONIC ACCESS TERMS AND CONDITIONS

(AS OF SEPT. 7, 2011)

The use of Workbench Services and INFORM Services are governed by and subject to these Electronic Access Terms and Conditions (“EATCs”).

Definitions

“Affiliate” shall mean any company which, directly or indirectly, controls, is controlled by or is under common control with another company (where a holding of at least thirty percent (30%) of the voting stock will be deemed to grant control), and the words “controls” and “controlled” will be construed accordingly.

“Authorized User” shall mean (a) employees of the Client; and (b) other persons designated by Client (subject to BNYM’s approval).

“BNYM Web Sites” shall mean the components of the Electronic Delivery Mechanism consisting of the Internet web sites hosted by BNYM on the world wide web and the Proprietary Software through which Proprietary Information or Client Data is accessed: (1) Workbench services – http://www.workbench.bnymellon.com and (2) INFORM services – https://inform.bankofny.com or http://ii.bnyinform.com.

“Commands” shall mean directions given via computer, including but not limited to keystrokes and mouse clicks.

“Client” shall mean, collectively, the Client and any of Client’s Affiliates identified in the EASA.

“Client Data” shall mean Client’s portfolio information that is unique to Client’s portfolio (such as number of shares and which holdings) and provided or accessed through the Electronic Delivery Mechanism, provided that Client Data will not be construed to include Proprietary Information.

“Data Terms Web Site” shall mean the set of terms and conditions (as may be amended by BNYM from time to time without notice to Client) available at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or such other location as BNYM shall notify the Client in writing.

“EASA” shall mean a written Electronic Access Services Agreement executed between BNYM and Client, which incorporates these EATCs by reference.

“Information” shall encompass any software, text, graphics, files, scripts or other content or materials, any database and any proprietary data, processes, information and documentation made available to Client by BNYM.

“Information Provider” shall mean any third party source, excluding a Third Party Service Provider, from which Proprietary Information may have been gathered.

“Proprietary Information” shall mean Information provided or available through the Electronic Delivery Mechanism in which BNYM, its Affiliates or Information Providers have a proprietary interest, including without limitation the following: (i) security identifiers (e.g. CUS1PS and SEDOLS), (ii) ratings (e.g. S&P, Moody’s, Fitch), (iii) classifications data (e.g. GICS, ICB, Russell, Lehman, Merrill Lynch, Topix), (iv) index data; and (v) other data identified to a proprietary source or data in an ancillary service covered by an addendum to the EASA.

“Proprietary Software” shall mean the component of the Electronic Delivery Mechanism that consists of proprietary software owned by BNYM and its Affiliates through which Client and Authorized Users may access Proprietary Information or Client Data.

“Third Party Service Provider” shall mean any other party (excluding an Information Provider) that provides services to BNYM and its Affiliates in relation to the Electronic Delivery Mechanism.

Services

(a) BNYM will provide the Electronic Delivery Mechanism to Client and its Affiliates through Client’s Authorized Users via the BNYM Web Sites. Client and Authorized Users will gain access to and may be able to configure and download Proprietary Information and Client Data, all through the Electronic Delivery Mechanism by issuing Commands through Proprietary Software or the BNYM Web Sites, subject to the terms of the EASA.

(b) BNYM retains the discretion and authority to add, delete or revise in whole or in part the Electronic Delivery Mechanism offered to the Client and to modify the BNYM Web Sites and the Proprietary Software from time to time. BNYM will provide reasonable prior notice of such modifications, which notice may be provided via the BNYM Web Sites. If reasonably possible under the circumstances, BNYM shall endeavor to provide such notice at least 5 days prior to the date on which such modifications shall take effect. Client may, at its option and discretion, terminate the EASA if it is not satisfied with the substantial addition, deletion or revision of the Electronic Delivery Mechanism;

(c) BNYM may review or retain records of Client’s or Authorized User’s Commands for any applicable legal or regulatory requirement and, among other reasons, for monitoring the quality of service Client receives, Client’s compliance with the EASA and the security of the Information.

License/Proprietary Rights

(a) The BNYM Web Sites, Electronic Delivery Mechanism, Proprietary Software and Proprietary Information are proprietary to BNYM, its licensors, Information Providers or Third Party Service Providers. Client shall cooperate with reasonable written requests from BNYM to protect BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ respective rights in the BNYM Web Sites, Electronic Access, Proprietary Software or Proprietary Information, Nothing in the EASA shall be construed as giving Client and Authorized Users any license or right to use any of BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ trademarks, logos and/or service marks. BNYM represents and warrants that it has and will have all rights, titles, licenses, permissions, and approvals necessary to perform its obligations under this Agreement, to provide the BNYM Web Sites, Electronic Delivery Mechanism, Proprietary Software and Proprietary Information to Client as contemplated by the EASA and to grant Client the rights specified hereunder.

(b) Proprietary Software License

To the extent Client and Authorized Users receive Proprietary Software hereunder, BNYM hereby grants Client and such Authorized Users a limited, non-exclusive, non-transferable license for the term of the EASA to install such Proprietary Software on Client’s internal computer system only and to use such Proprietary Software solely in connection with the Electronic Delivery Mechanism. This license shall continue through the earlier of (i) BNYM’s termination of the license for such software, as may be permitted herein; or (ii) the termination of the EASA. To the extent such internal computer system is accessible to networks beyond the control of Client, such as without limitation the Internet, Client shall take commercially reasonable measures to protect from unauthorized access the computers on which the Proprietary Software is installed.

(2) Client and Authorized Users shall have no rights in or to Proprietary Software, or any copies thereof, except for the right to use Proprietary Software as specifically set forth in the EASA. Title and ownership rights to Proprietary Software (including, copyright and trade secret property rights inherent in and appurtenant thereto) shall remain with BNYM or any third party owner. Client may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. Client and Authorized Users shall not: (i) except as provided above, make additional copies of Proprietary Software; (ii) disclose Proprietary Software to, or allow Proprietary Software to be used by or for the benefit of, any third party; (iii) modify Proprietary Software and/or merge Proprietary Software with another software program; (iv) alter, decompile, disassemble, reverse engineer or otherwise modify Proprietary Software; and (v) remove any copyright or proprietary rights notices or legends placed upon or within Proprietary Software, Client agrees, on behalf of itself and Authorized Users, not to use the Proprietary Software for any other purpose, including without limitation, use in a time share or service bureau arrangement Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, Proprietary Software by Client’s Authorized Users.

(c) Proprietary Information

(1) Proprietary Information provided hereunder may be subject to certain additional provisions or restrictions in licenses BNYM and/or its Affiliates have with Information Providers or such Information Providers may require Client to agree to certain terms and conditions. Such additional provisions, restrictions and requirements are shown on the Data Terms Web Site. Terms on the Data Terms Web Site may be revised periodically with concurrent notice to the Client, which notice may be provided via the BNYM Web Sites. Use of the Electronic Delivery Mechanism, and continued use of the Electronic Delivery Mechanism following revision of any terms on the Data Terms Web Site, constitutes Client’s acceptance of and agreement to the then-current terms shown on the Data Terms Web Site.

(2) Client’s use of the Proprietary Information may require Client to enter into additional contracts directly with Information Providers or other Third Party Service Providers. In the event that Client’s rights under its agreement with any such provider conflict with the terms of the EASA, the terms of Client’s provider agreement shall prevail.

(3) Except to the extent Client is permitted otherwise pursuant to its own licenses with applicable Information Providers, Client agrees that the Proprietary Information shall be solely for its internal use. As used herein, Client’s “internal use” may include Client making available such Proprietary Information to its Affiliates or third party professional advisors provided such advisors are legally obligated to treat such Proprietary Information in a confidential manner and legally prohibited from using such Proprietary Information in any manner other than in support of its services to Client. Client also agrees not to, and to cause Authorized Users and third party professional advisors, not to (i) reproduce or repackage, retransmit, disseminate, sell, distribute, publish, broadcast, or circulate to third parties not covered by “internal use” or otherwise commercially exploit Proprietary Information, (ii) identify and extract Proprietary Information from the Electronic Delivery Mechanism independent of any Client Data, (iii) use Proprietary Information in any Client or third party software application except to the extent formally approved by BNYM in writing, or (iv) use Proprietary Information in an environment shared by the Client and third parties, in each case without the express written consent of BNYM and without first obtaining any licenses needed from the relevant Information Provider(s). The foregoing shall not be construed to permit Client to allow any third party professional advisor to have direct access to the Electronic Delivery Mechanism through the use of a user id and password issued to Client. In the event Client requires any such professional advisor to have such direct access, Client shall notify BNYM in writing and BNYM will have the right to require such third party professional advisor to execute a separate EASA.

(d) All rights not specifically granted to Client hereunder are reserved by BNYM, its Licensors, Information Providers and/or Third Party Service Providers.

(e) The provisions of this License/Proprietary Rights Section shall survive the termination of the EASA between the Client and BNYM.

Reliance on Commands/Security

(a) Client shall furnish BNYM with a written list of the names, and the extent of authority or level of access of, Client’s proposed Authorized Users. Upon BNYM’s approval (which approval shall not be unreasonably withheld), BNYM shall send to Client a user-id for each Authorized User and, where appropriate, a secure identification device for each Authorized User.

As an alternative to the foregoing, Client may identify in a writing to BNYM the employee(s) at Client (“Client Electronic Access Administrator(s)”) who will have the ability to administer access, including the requesting and revoking of user ids, to the Electronic Delivery Mechanism for Authorized Users as described herein. The Client Electronic Access Administrators will be provided with a level of access that will give them the ability to request the issuance of user IDs for Authorized Users electronically by entering Authorized User information into the web site along with the extent of authority or level of access of such Authorized Users. Client will be solely responsible for the Client Electronic Access Administrator’s actions and for protecting such Client Electronic Access Administrator’s user ids and passwords. Client will not, through a Client Electronic Access Administrator, request a user ID for anyone other than a permanent employee of Client, and Client will be responsible for ensuring that its Client Electronic Access Administrators understand that they are not to request user ids for individuals other than permanent Client employees. Any request for a user id for an individual that is not a permanent Client employee shall be addressed to BNYM through Client’s Client Services Officer.

The Client will be responsible for providing the user-ids, and as appropriate secure identification devices, received from BNYM for each Authorized User to the Authorized Users.

Client shall ensure that an Authorized User returns the secure identification device following the termination of that user’s authorization to access the Electronic Delivery Mechanism. Client shall return the secure identification devices of all of the users immediately upon termination of the EASA. Client shall be responsible for immediately notifying BNYM in writing in the event of the change in status of any Client Electronic Access Administrator that would cause such individual to no longer need access to the functionality that allows for the requesting of user ids for Authorized Users or the revocation or disabling of such user ids.

BNYM shall be authorized and entitled to rely on, and shall be fully protected in acting upon, any Commands associated with a user id issued to an Authorized User, until such time as notified in writing by Client (and after passage of a reasonable time for BNYM to act upon such notice) of the change in status of an Authorized User. Notwithstanding the foregoing, if Client requested a Client Electronic Access Administrator to have authority to request user ids electronically, Client will be solely responsible for revoking the authorization granted to any Authorized User upon Client’s determination that the authorization is no longer necessary for such Authorized User’s job duties or the Authorized User has left Client’s employ or for any other reason.

(b) Browser software compatibility is published on the BNYM Web Sites, and may be updated from time to time by BNYM with such advance notice to Client as may be possible under the circumstances (but in no event less than concurrent notice), which notice may be provided via the BNYM Web Sites. With the exception of Proprietary Software and browser software listed on the BNYM Web Sites or other applications formally approved by BNYM in writing, Client agrees not to use, and agrees to require each Authorized User not to use, any software, program, application or any other device to access or log on to BNYM’s computer systems or the BNYM Web Sites. Except to the extent formally approved in writing by BNYM, Client agrees not to, and agrees to require each Authorized User not to, automate the process of obtaining, downloading, transferring or transmitting any Proprietary Information or Client Data.

Client Responsibilities and Obligations

(a) Client is responsible for having and maintaining, and for ensuring that each Authorized User has and maintains, all hardware, equipment and software (other than the Proprietary Software) necessary to access and use the Electronic Delivery Mechanism. Client shall accept and properly install any updates or modification to any software forming part of the Electronic Delivery Mechanism that BNYM considers necessary, and shall cause its Authorized Users do the same.

(b) The Client shall maintain the confidentiality of the Authorized Users’ BNYM-assigned user-ids and passwords and the security of any secure identification devices. The Client is responsible for all Commands processed through the BNYM Web Sites through and under, and the use of, the Authorized Users’ user-ids and passwords (except to the extent arising out of the acts of BNYM). The Client will notify BNYM immediately if it becomes aware of any loss or theft of any Authorized Users’ user-ids, passwords or secure identification devices, or of any unauthorized use of any Authorized Users’ user-ids, passwords or secure identification devices or of the Electronic Delivery Mechanism, Proprietary Information or Client Data.

(c) The Client (and its Authorized Users, as appropriate) shall:

(1)	Use the Electronic Delivery Mechanism only within the scope of the EASA and shall not permit the use of the Electronic Delivery Mechanism by any third party that is not an Authorized User.

(2)	Not use any Command or other feature of the BNYM Web Sites for any purpose that is unlawful.

(3)	Keep all information contained in the Client’s profile up-to-date.

(4)	Not upload or post to the BNYM Web Sites any material protected by copyright or any other intellectual property right (as well as rights of publicity and privacy) without first obtaining the permission of the owner of such rights.

(5)	Not unlawfully export or re-export, directly or indirectly, any part of the Electronic Delivery Mechanism in contravention of applicable law.

(d) Access to third party Web Sites linked to or referenced in the BNYM web sites is at the Client’s or each Authorized User’s sole discretion. BNYM is not responsible for third party Web Sites that collect information from patties who visit their web sites through links on the BNYM Web Sites.

Confidentiality

(a) The Electronic Delivery Mechanism (including without limitation the design, programming techniques, algorithms and codes contained within the Electronic Delivery Mechanism) and Proprietary Information are confidential property of BNYM, its licensors or the Information Providers or Third Party Service Providers, and, for purposes hereof, shall be deemed the confidential property of BNYM (“BNYM Confidential Property”).

(b) Client and its Authorized Users shall not disclose or make unauthorized use (i.e., a use not permitted under the EASA or a separate agreement between the Client and an Information Provider or Third Party Service Provider)_of the BNYM Confidential Property. Client will take reasonable care to protect BNYM Confidential Property from examination by anyone except for its employees who have a need to know or as otherwise permitted under the EASA. Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, any BNYM Confidential Property by the Client’s Authorized Users.

(c) BNYM agrees to hold in confidence and not disclose Client Data except to the extent (a) any portion thereof was in the possession of BNYM prior to receipt thereof by BNYM under this Agreement and not subject to an agreement of confidentiality, (b) such Client Data was at the time of receipt by BNYM, in the public domain, (c) subsequent to receipt by BNYM such Client Data becomes available in the public domain through no fault of BNYM, (d) disclosure or release is required by law or otherwise compelled by judicial or administrative process, (e) disclosure of Client Data is required to be made to regulatory or self-regulatory authorities having authority to regulate any aspect of BNYM’s business in connection with the exercise of such authority (including, without limitation, the Board of Governors of the Federal Reserve System), (f) disclosure is made to BNYM’s officers, employees, directors, agents, counsel, or auditors having a need to know such information and who have been informed of the requirements of this Section and have agreed to be bound thereby, (g) disclosure is made in accordance with the written consent of the party disclosing such information to BNYM, or (h) the name, address, securities position and other information of Client are required to be disclosed by the rules of any stock exchange, book-entry system, securities depository or clearing corporation or the terms of the organizational documents of the issuer of any security or the terms of any security itself. Client grants BNYM a non-exclusive license to use, store and disclose transactional data received through the Electronic Delivery Mechanism or to use such data and information without attribution, in compilations of blind or aggregated data in the ordinary course of operation of the Electronic Delivery Mechanism. Notwithstanding anything herein to the contrary, BNYM may disclose Client as a customer of BNYM.

(d) The obligations in this section shall not restrict any disclosure by Client pursuant to any applicable law, or by order of any court or government agency.

Limited Warranty/Exclusion of Other Warranties

(a) BNYM represents and warrants that it has the full right and authority to enter into the EASA and to provide the Electronic Delivery Mechanism under its terms.

(b) Except as otherwise provided under (c) below, Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are provided on an “AS-IS” basis and Client accepts the entire risk as to how and for what purposes Client and Authorized Users use such Proprietary Information and Client Data. Neither BNYM, the Information Providers nor the Third Party Service Providers shall have any liability, contingent or otherwise, under the EASA for the accuracy, completeness, timeliness or correct sequencing of Proprietary Information or Client Data. Client acknowledges that (i) Client Data provided through the Electronic Delivery Mechanism is subject to change because (x) such Client Data is generally updated as of the prior business day’s close of business, and (y) as is customary in securities trading transactions, is subject to adjustment and correction and (ii) Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are not reconciled on a real-time basis and are provided via the Electronic Delivery Mechanism without any independent investigation by BNYM.

(c) Notwithstanding Section (b) above, nothing in the EASA shall limit Client’s rights and remedies under any other written agreement between Client and BNYM or and affiliate of BNYM with respect to Client Data provided by BNYM to Client pursuant to such written agreement through Electronic Services. However, for the avoidance of doubt, nothing under this Section (c) shall create any separate basis of liability on the part of BNYM or its affiliates to Client because such Client Data is accessed or received by Client through Electronic Access.

(d) EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE EASA, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR USE AND NO WARRANTY OF QUALITY. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE PROPRIETARY INFORMATION OR CLIENT DATA, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN CLAUSE (a) OF THIS SECTION, THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE ELECTRONIC DELIVERY MECHANISM.

                     Indemnification

(a) BNYM shall indemnify, protect and hold Client harmless from and against all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs, including reasonable legal fees and expenses, resulting from or arising out of a claim that the Proprietary Software or BNYM Web Sites infringe upon a third party patent, copyright, or trade secret, provided that Client (i) notifies BNYM promptly of any such action or claim (except that the failure to so notify BNYM shall not limit BNYM’s obligations hereunder except to the extent that such failure materially prejudices BNYM); (ii) grants BNYM full and exclusive authority to defend, compromise or settle such claim or action with such compromise or settlement being subject to Client’s approval which shall not be unreasonably withheld; and (iii) provides BNYM all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations shall not apply, however, to any claim or action arising from (i) Client or

Authorized User’s use of the Proprietary Software or BNYM Web Sites in a manner not authorized by the EASA; or (ii) Client or Authorized User’s use of the Proprietary Software or BNYM Web Sites in combination with other software or services not supplied by BNYM where such use alone would not be infringing.

(b) In addition to BNYM’s indemnification obligations set forth in paragraph (a) above, in the event that the Proprietary Software or BNYM Web Sites are found to infringe upon a third party patent, copyright, trade secret, or other proprietary right, or in BNYM’s opinion the Proprietary’ Software or BNYM Web Sites are likely to be found to so infringe, BNYM may, at its sole option, (i) procure for Client the right to continue using the Proprietary Software or BNYM Web Sites; (ii) replace the Proprietary Software or BNYM Web Sites with substantially similar software or services that are non-infringing, provided, however, the Client may, at its option and discretion, terminate the EASA if the Client is not satisfied with the replacement Proprietary Software or BNYM Web Sites; or (In) terminate the EASA and refund to Client any pre-paid charges specifically relating to the Proprietary Software or BNYM Web Sites, if any.

(c) THE FOREGOING PARAGRAPHS (a) AND (b) OF THIS SECTION STATE BNYM’S SOLE OBLIGATION, AND CLIENT’S SOLE REMEDY, WITH RESPECT TO ANY CLAIM OF INFRINGEMENT REGARDING THE PROPRIETARY SOFTWARE OR BNYM WEB SITES.

(d) Except to the extent prohibited by applicable law. Client shall indemnify, protect and hold BNYM harmless from and against all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs, including reasonable legal fees and expenses, resulting from or arising out of (i) any breach by Client or any Authorized User of any term in the EASA and (ii) any person obtaining access to the Electronic Delivery Mechanism through Client or any Authorized User or through use of the Client’s or Authorized User’s password, user-id or secure identification device, whether or not Client authorized such access (except to the extent of any unauthorized access that results from the gross negligence or willful misconduct of BNYM).

Limitation of Liability

(a) EXCEPT FOR BNYM’S INDEMNIFICATION OBLIGATIONS SET FORTH IN CLAUSE (a) OF THE SECTION OF THESE EATCs ENTITLED “INDEMNIFICATION”, IN NO EVENT WILL BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS BE LIABLE TO THE CLIENT, ANY AUTHORIZED USER OR ANYONE ELSE FOR ANY CONSEQUENTIAL, RELIANCE, EXEMPLARY, INCIDENTAL, SPECIAL, COMPENSATORY, ECONOMIC, PUNITIVE OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSSES AND DAMAGES THAT RESULT FROM THE EASA OR THE USE OF OR INABILITY TO USE THE ELECTRONIC DELIVERY MECHANISM OR PROPRIETARY INFORMATION OR CLIENT DATA), EVEN IF BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

(b) None of BNYM, its licensors, the Information Providers or the Third Party Service Providers shall be liable under the EASA if they are prevented from or delayed in performing their obligations, or for any loss resulting from a cause that is beyond the reasonable control of that entity.

(c) BNYM makes no guarantee that the Electronic Delivery Mechanism and Proprietary Information are virus-free; however, BNYM will make commercially reasonable efforts to ensure that the systems used by BNYM to provide the Electronic Delivery Mechanism and Proprietary Information are virus-free. BNYM is not liable for any loss or damage resulting from voluntary shutdown of the server or the BNYM Web Sites by BNYM to address computer viruses, denial-of-service messages or other similar problems, BNYM is not responsible for any damage to Client’s computer, software, modem, telephone or other property resulting from Client’s use of the Electronic Delivery Mechanism.

(d) Notwithstanding the foregoing, nothing contained in the EASA shall be deemed to modify or limit any service obligation or liability that BNYM may otherwise have to Client under any other agreement between BNYM and Client.

(e) EXCEPT FOR CLIENT’S INDEMNIFICATION OBLIGATIONS SET FORTH IN CLAUSE (d) OF THE SECTION OF THESE EATCs ENTITLED “INDEMNIFICATION”, IN NO EVENT WILL CLIENT OR ANY AUTHORIZED USER BE LIABLE HEREUNDER TO BNYM, OR ANY THIRD PARTY FOR CONSEQUENTIAL, RELIANCE, EXEMPLARY, INCIDENTAL, SPECIAL, COMPENSATORY, ECONOMIC, PUNITIVE OR INDIRECT DAMAGES EVEN IF CLIENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

Term and Termination

(a) In addition to any termination provision set forth in the EASA or as set forth herein, Client or BNYM may terminate the EASA as follows:

(1) In the event of any material breach of the EASA, the non-breaching party may terminate the EASA immediately upon written notice to the breaching party if any breach of the EASA remains uncured after thirty (30) days written notice of the breach is sent to the breaching party.

(2) Either BNYM or Client may terminate the EASA in the event the other party (a) files for liquidation, dissolution or bankruptcy, (b) fails to have dismissed a bankruptcy, liquidation or dissolution proceeding that was commenced against it by a third party within ninety (90) days of the filing; or (c) makes an assignment for the benefit of creditors.

(3) BNYM may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNYM reasonably believes there is a security risk created by such access.

(4) BNYM may terminate, immediately and without advance notice, and without right of cure, any portion or component of the Electronic Delivery Mechanism, the BNYM Web Sites or Proprietary Information in the event an Information Provider or Third Party Service Provider (i) ceases to provide such portion or component to BNYM or an Affiliate of BNYM or (ii) prohibits BNYM from permitting Client to have access to the Information Provider’s Proprietary Information; provided, however, that if BNYM receives advance notice of termination from the provider of such information, BNYM shall provide advance notice of termination to its Customers affected thereby, but only to the extent reasonably practicable under the circumstances.

(b) Within five (5) business days of receiving or giving notice of termination, Client shall notify all Authorized Users of the effective date of the termination of the EASA, irrespective of whether the termination was initiated by BNYM or Client.

(c) In the event of termination, BNYM will cease providing the Electronic Delivery Mechanism and, where applicable and at BNYM’s request, Client shall return to BNYM any copies of Proprietary Software and any Proprietary information. The foregoing, however, shall not be construed to require Client to return or destroy Proprietary Information that may be embedded within a report containing Client Data, but the Proprietary Information will continue to be subject to the restrictions set forth herein.

(d) The provisions of this Termination Section shall survive the termination of the EASA.

Limitations of Liability of the Trustee and Shareholders

(a) The parties have signed this EASA as one document, solely for administrative convenience and to avoid a multiplicity of documents. It is understood and agreed by the parties (including each Fund listed in Exhibit A hereto) that (i) this EASA shall constitute a separate agreement between BNYM and each Fund, as if each Fund had executed a separate document naming only itself as the party to such separate agreement, and (ii) no Fund shall have any liability under this EASA for the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other Fund.

(b) It is expressly acknowledged and agreed that the obligations of each Fund hereunder shall not be binding upon any shareholder, trustee, officer, employee or agent of such Fund, personally. This EASA has been duly authorized, executed and delivered by each Fund and neither such authorization, execution or delivery shall be deemed to have been made by any such shareholder, trustee, officer, employee or agent individually or to impose any liability on any of them personally.

SCHEDULE A

BOOKS AMD RECORDS TO BE MAINTAINED BY THE BANK

The Bank shall maintain separate and distinct files for each Fund with respect to the following:

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between the Fund and DTC

Distribution Records

Year-end Statements and Tax Forms

Net Asset Computation Documentation